EXHIBIT 10.1

INGREDION INCORPORATED

ANNUAL INCENTIVE PLAN

EFFECTIVE JANUARY 1, 2022

Ingredion Incorporated (the “Company”) has previously established and maintained the Company’s Annual Incentive Plan (the “Plan”) and Short-Term Incentive Plan (“STIP”) for the benefit of eligible employees. The Company hereby amends and restates the Plan and the STIP in the form of this combined plan document effective January 1, 2022.

1.	Definitions. When the following terms are used herein with initial capital letters, they shall have the following meanings:

Code — shall mean the Internal Revenue Code of 1986, as it may be amended from time to time, and any proposed, temporary or final Treasury Regulations promulgated thereunder.

Committee — shall mean the People, Culture and Compensation Committee of the Board of Directors of the Company.

Company — shall mean Ingredion Incorporated, a Delaware corporation.

ELT Participant — shall mean any Participant who is a member of the Company’s Executive Leadership Team.

Exchange Act — shall mean the Securities Exchange Act of 1934, as amended.

Participant — shall mean (1) the Company’s Chairman and Chief Executive Officer and any other member of the Company’s Executive Leadership Team designated by the Committee at any time as a Participant in this Plan, and (2) any other non-union key employee of the Company or any Subsidiary who is not at the time of designation for an applicable Performance Period a member of the Company’s Executive Leadership Team (or otherwise an “officer” of the Company as defined in Rule 16b-1 promulgated under the Exchange Act) and who is designated by the Plan Administrative Committee at any time as a Participant in this Plan. An eligible employee shall become a Participant only upon approval by the Committee or Plan Administrative Committee and compliance with such terms and conditions as the Committee or Plan Administrative Committee may from time to time establish for the implementation of the Plan. An employee who is designated as eligible to participate in the Plan for a particular Performance Period is not necessarily eligible to participate in the Plan for any other Performance Period.

Performance Measures — shall mean the criteria and objectives, established by the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) in their sole discretion, which shall be satisfied or met as a condition to a Participant’s receipt of a bonus payment for a Performance Period. The Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) may amend or adjust the Performance Measures for a Performance Period in recognition of unusual or nonrecurring events, acquisitions or divestitures affecting the Company and its Subsidiaries or its financial statements or changes in law or accounting. The Performance Measures shall be based on one or more of the following business criteria, determined with respect to the performance of Company and its Subsidiaries as a whole, or, where determined to be appropriate by the Committee (for ELT Participants) or the Plan Administrative Committee (for all other Participants), with respect to the performance of one or more Subsidiaries, divisions or groups within the Company, or with respect to the performance of individual Participants: net sales; pretax income before allocation of corporate overhead and bonus; budget; earnings per share; net income; return on stockholders’ equity; return on assets; return on capital employed; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the common stock or any other publicly traded securities of the Company; market share; gross profits; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; economic value-added models; comparisons with various stock market indices; increase in number of customers and/or reductions in costs; total stockholder return (based on the change in the price of a share of the Company’s common stock and dividends paid); operating income;

and cash flows (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity and cash flow return on investment) for the applicable Performance Period; and/or such other criteria as shall be approved by the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants). Such criteria may relate to one or any combination of two or more of Company, affiliate, division or individual performance.

Performance Period — shall mean the twelve consecutive month period which coincides with the Company’s fiscal year.

Plan — shall mean the Ingredion Incorporated Annual Incentive Plan as set forth herein and as from time to time amended.

Plan Administrative Committee — shall mean the Chief Executive Officer and Chief Human Resources Officer of the Company or such other officers as the Committee may designate from time to time.

Subsidiary — shall mean any direct or indirect subsidiary of the Company in which the Company has more than a 50% direct or indirect ownership interest.

2.	Administration.

2.1 Committee. The Plan shall be administered by the Committee. The Committee may establish such rules and regulations as it deems necessary for the Plan and its interpretation. In addition, the Committee may make such determinations and take such actions in connection with the Plan as it deems necessary. Each determination made by the Committee in accordance with the provisions of the Plan will be final, binding and conclusive. The Committee may rely on the financial statements certified by the Company’s independent public accountants.

2.2 Plan Administrative Committee. Except as provided in Section 2.5, the Committee may delegate some or all of its administrative powers and responsibilities under the Plan relating to Participants who are not ELT Participants to the Plan Administrative Committee. Unless the Committee determines otherwise, the Committee shall be treated as delegating its authority relating to Participants who are not ELT Participants to the Plan Administrative Committee to the full extent permitted hereunder. The Plan Administrative Committee may make such determinations and take such actions within the scope of such delegation and as otherwise provided in the Plan, as it deems necessary. The Plan Administrative Committee may further delegate any duties delegated to it pursuant to this Section 2.2 to other officers or employees of the Company. Each determination made by the Plan Administrative Committee, or its delegate, will be final, binding and conclusive. The Plan Administrative Committee may rely on the financial statements certified by the Company’s independent public accountants. Notwithstanding any such delegation, the Committee may review and change any decision made by the Plan Administrative Committee or its delegate.

2.3 Determinations Made For Each Performance Period. With respect to each Performance Period, the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) shall:

(a)Designate Participants for that Performance Period.

(b)Determine the amount or formula for determining each Participant’s maximum bonus payment for the Performance Period.

(c)Establish the Performance Measures for the Performance Period, including the identification of any events for which adjustments are to be made to the Performance Measures.

(d)Establish the Performance Measure targets for the Performance Period.

2.4 Determination of Bonuses Earned. Following the close of each Performance Period and prior to payment of any bonus under the Plan, the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) shall determine whether the applicable Performance Measure targets and all other factors upon which a bonus is based have been attained.

2.5 Committee’s Sole Authority with Respect to Executive Officers; Amendment or Termination of Plan. Notwithstanding anything in the Plan to the contrary, in the case of ELT Participants, the Committee has retained the sole and exclusive authority to (i) establish the applicable Performance Measures, and (ii) determine the achievement of the applicable Performance Measures. The Committee shall have sole and exclusive authority to modify, suspend, terminate or reinstate the Plan. The Committee’s authority under this paragraph 2.5 is subject to review and approval by the Board of directors of the Company.

3.	Eligibility for Bonus Payment.

(a)Each Participant who (i) is an employee of the Company or any Subsidiary who is employed on the date payment is made with respect to a Performance Period, or whose employment was terminated during the Performance Period due to retirement, disability or death, and (ii) was employed by the Company or any Subsidiary during at least three months of the Performance Period shall be eligible to receive a bonus payment for a Performance Period in an amount established by, or determined under the bonus formula established by, the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) for the Performance Period based on the attainment of the Performance Measure targets for the Performance Period.

(b)A Participant who is otherwise eligible to receive a bonus payment for a Performance Period (as determined by the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants)), but who was not actively employed during the entire Performance Period or who terminated due to retirement, death or disability, may be eligible to receive a prorated bonus payment for a Performance Period determined by multiplying the bonus amount that would have been payable to the Participant at target payout percentage had the Participant remained employed with the Company or applicable Subsidiary through the end of the applicable Performance Period by a fraction, the numerator of which is the number of days during the applicable Performance Period during which the Participant was actively employed by the Company, subject to and in accordance with rules established by the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants).

(c)Notwithstanding anything in this 3 or in any agreement, policy or guideline to the contrary, a Participant shall not be entitled to any amount hereunder for a Performance Period if the Participant’s employment is terminated by the Company or affiliate for “Cause”. For these purposes “Cause” shall mean the Participant’s: (i) failure to comply with any material policies and procedures of the Company or affiliate; (ii) conduct reflecting dishonesty or disloyalty to the Company or affiliate, or which may have a negative impact on the reputation of the Company or affiliate; (iii) commission of a felony, theft or fraud, or violations of law involving moral turpitude; (iv) failure to perform the material duties of his or her employment; (v) excessive absenteeism; (vi) unethical behavior; or (vii) violation of a material policy of the Company or any affiliate. If a Participant’s employment is terminated for “Cause,” the date on which the Participant’s employment is considered to be terminated, for purposes of this Section 3, shall be the time at which such Participant is instructed or notified to cease performing job responsibilities for the Company or any affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee. Any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate.

4.	Manner of Bonus Payments.

4.1 Time and Form of Payments.

(a)The bonus payment to a Participant under the Plan for a Performance Period shall be paid to the Participant in cash as soon as determined by the Committee (for ELT Participants) and the Plan Administrative Committee (for all other Participants) after it has determined that the Performance Measure targets and all other factors upon which the bonus payment for the Participant is based have been attained; provided, however, that such payment shall not be made earlier than January 1 immediately following the calendar year in which the Performance Period ends or, with respect to U.S. Participants only, no later than March 15 immediately following the calendar year in which the Performance Period ends.

(b)The pro rata bonus payment under the Plan to a Participant who terminates due to retirement or who was otherwise not actively employed during the entire Performance Period, other than termination due to death or disability, shall be paid at the same time that bonuses for such Performance Period are otherwise paid under the Plan to the Participants.

(c)The pro rata bonus payment under the Plan to a Participant who terminates due to death or disability shall be paid within 30 calendar days following the date of such termination.

4.2 Nontransferability; Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary, and the benefits provided hereunder shall not be subject to seizure for payment of any debts or judgments against any Participant or beneficiary.

4.3 Tax Withholding. In order to comply with all applicable U.S. Federal, state, local or other tax requirements (including non-U.S. taxes, social insurance, payroll tax, payment on account or other tax-related withholding) or regulations, the Company may take such action as it deems appropriate to ensure that all applicable Federal, state and Non-U.S. payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant.

4.4 Forfeiture. All bonus amounts paid hereunder to the Chief Executive Officer and Chief Financial Officer of the Company under this Plan are subject to forfeiture as provided in Section 304 of the Sarbanes-Oxley Act of 2002, and the implementing rules and regulations. In addition, the Company reserves the right to require a Participant to forfeit or return to the Company any cash or other amount received under the Plan to the extent required by law, under any applicable exchange listing standard or under any applicable policy adopted by the Company that is designed to meet any legal obligations or obligations under any applicable exchange listing standard.

5.	Amendment and Termination.

The Committee may amend this Plan prospectively at any time and for any reason deemed sufficient by it without notice to any person affected by this Plan and may likewise terminate or curtail the benefits of this Plan both with regard to persons expecting to receive benefits hereunder in the future and persons already receiving benefits at the time of such action.

6.	Miscellaneous.

6.1 Effective Date. The effective date of the Plan shall be January 1, 2022.

6.2 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any ways material or relevant to the construction or interpretation of the Plan or any provision thereof.

6.3 Applicability to Successors. This Plan shall be binding upon and inure to the benefit of the Company and each Participant, the successors and assigns of the Company, and the beneficiaries, personal representatives and heirs of each Participant. If the Company becomes a party to any merger, consolidation or reorganization, this Plan shall remain in full force and effect as an obligation of the Company or its successors in interest.

6.4 Employment Rights and Other Benefits Programs. The provisions of this Plan shall not give any Participant any right to be retained in the employment of the Company or any Subsidiary. In the absence of any specific agreement to the contrary, this Plan shall not affect any right of the Company, or of any Subsidiary or affiliate of the Company, to terminate, with or without cause, the Participant’s employment at any time. This Plan shall not replace any contract of employment, whether oral, or written, between the Company and any Participant, but shall be considered a supplement thereto. This Plan is in addition to, and not in lieu of, any other employee benefit plan or program in which any Participant may be or become eligible to participate by reason of employment with the Company or any Subsidiary. Receipt of benefits hereunder shall have such effect on contributions to and benefits under such other plans or programs as the provisions of each such other plan or program may specify.

6.5  No Trust Fund Created; Plan is Unfunded.  This Plan shall not create or be construed to create a trust or separate fund of any kind or fiduciary relationship between the Company or any Subsidiary or affiliate and a Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company or any Subsidiary or affiliate pursuant to this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company or of the applicable Subsidiary or affiliate.  All benefits under the Plan shall be paid from the general assets of the Company.  No

Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any benefits prior to distribution to him or her.

6.6 Governing Law. The place of administration of the Plan shall be in the State of Illinois. The Plan shall be construed and administered in accordance with the internal laws of the State of Illinois, without giving effect to principles relating to conflict of laws.

6.7 Compliance with Local Law. Notwithstanding anything herein to the contrary, in the case of any Participant who is a resident or employed outside of the United States, and all other Participants to the extent applicable, as a condition to participation in the Plan:

(a)each Participant shall be required to repatriate cash acquired under the Plan in accordance with local foreign exchange rules and regulations in the Participant’s country of residence (and country of employment, if different);

(b)payments to any Participant hereunder shall be subject to local law and any and all actions required to be taken by the Company or the Company’s Subsidiaries and affiliates in order for the Company and the Company’s Subsidiaries and affiliates to comply with local laws, rules and regulations in a Participant’s country of residence (and country of employment, if different);

(c)each payment under the Plan shall be subject to each Participant taking any and all actions as may be required to comply with his or her personal legal and tax obligations under local laws, rules and regulations in his or her country of residence (and country of employment, if different); and

(d)all payments made hereunder shall be subject to the Company’s or its applicable Subsidiary’s local country payroll practices.

6.7 Severability. If any provision of the Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

6.8 Section 409A. Payments under the Plan are intended to be exempt from section 409A of the Code as “short-term deferrals” within the meaning of Treasury Regulation section 1.409A-1(b)(4). Notwithstanding any provision to the contrary, if any amount payable under the Plan constitutes deferred compensation, within the meaning of Code Section 409A, and becomes payable to a “Specified Employee” (as defined in Section 409A) as a result of the Specified Employee’s Termination of Employment, the payment will be deferred (if not already deferred) until the earlier to occur of (i) the first day of the seventh month following such employee’s Termination of Employment or (ii) the date of such employee’s death. Consistent with the requirements of Section 409A, a Plan distribution that is a “short-term deferral” exempt from Section 409A shall be deemed to be paid on the bonus payment date if it is paid no earlier than January 1st immediately preceding, and no later than the March 15th immediately following, the bonus payment date.

6.9  Release.  Any payment of a bonus to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.

6.10 Venue.  Westchester, Illinois shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings between the parties in connection with the Plan.

6.11  Hold Harmless.  A Participant shall hold the Company harmless from and pay any cost, expense or fee (not to exceed the bank balance) incurred by the Company with respect to any claim, due or demand asserted by any person, except the Company against any amounts due the Participant under the Plan.

6.12No Other Agreements.  The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

6.13Incapacity.  In the event that any Participant is unable to care for the Participant’s affairs because of illness or accident, any payment due may be paid to the Participant’s duly qualified guardian or other appointed legal representative.

6.14  Notices.  Any notice provided by the Company under the Plan may be posted to a Company-designated web-site.